Exhibit 99.1
DEBT COVENANT COMPLIANCE
AS OF JULY 31, 2009
Consolidated Adjusted EBITDA:

(in 000s)	LTM(i)	Q2 FY09	Q3 FY09	Q4 FY09	Q1 FY10

Net Income	$(33,968)	$412	$(21,363)	$(4,471)	$(8,546)
Add Back:
Depreciation and Amortization	4,525	1,047	1,113	1,133	1,232
Income Tax Provision (Benefit)	(11,500)	2,162	(11,106)	(1,950)	(606)
Interest Charges	2,396	161	328	943	964
Non-Cash Charges	4,403	1,538	1,210	1,492	163
Allowable Add backs Pursuant to Credit Facility Agreement, as amended	42,502	404	32,064	4,336	5,698

Consolidated Adjusted EBITDA	$8,358	$5,724	$2,246	$1,483	$(1,095)

I. Consolidated Leverage Ratio

A. Total Long-Term Obligations and Notes Payable (ii)	$25,291

B. Consolidated Adjusted EBITDA	$8,358

C. Consolidated Leverage Ratio (Line I.A ÷ Line I.B)	3.03

Maximum Permitted	3.25x to 1

II. Liquidity Test

Book Value of Consolidated Accounts Receivable at 65%	$20,225
Book Value of Consolidated Inventory at 40%	$8,108

A.	$28,333

B. Total Long-Term Obligations and Notes Payable (ii)	$25,291

(Line II.A) must be greater than (Line II. B)	Yes

III. Consolidated Fixed Charge Coverage Ratio (i)

A. Consolidated Adjusted EBITDA
1 Consolidated Net Income	$(33,968)
2 Consolidated Interest Charges	$2,396
3 Provision for income taxes	$(11,500)
4 Depreciation expenses	$4,173
5 Amortization expenses	$352
6 Non-recurring non-cash reductions of Consolidated Net Income	$4,403
7 Allowable Add backs Pursuant to Credit Facility Agreement, as amended	$42,502
8 Consolidated Adjusted EBITDA (Lines III.A.1 + 2 + 3 + 4 + 5 + 6 + 7)	$8,358
B. Cash payments for taxes	$1,870
C. Maintenance Capital Expenditures	$2,000
D. Consolidated Interest Charges (except non-cash interest)	$968
E. Current portion of other long term debt (iii)	$648
F. Consolidated Fixed Charge Coverage Ratio ((Line III.A.8 - Line III.B — Line III.C) / (Line III.D + Line III.E)	2.8
Minimum required	2.0x to 1

Notes:

(i)	Last Twelve Months (Most Recent Four Fiscal Quarters)

(ii)	Includes letters of credit of $7.4 million and excludes subordinated debt

(iii)	Represents current portion of other long-term debt as of July 31, 2009